Exhibit 99.1

PR Contact:	Christi Dean, Avid, 978-640-5147, christi.dean@avid.com
IR Contact:	Tom Fitzsimmons, Avid, 978-640-3346, tom.fitzsimmons@avid.com

For Immediate Release

Avid Announces the Election of David Mullen to its Board of Directors

Tewksbury, MA, August 3, 2009 – Avid® (NASDAQ: AVID) today announced that its board of directors has elected David Mullen as a Class III director of the company to fill an existing vacancy on the board. His term will expire at the company's 2011 annual meeting of stockholders.

Mr. Mullen is executive vice president and chief financial officer of NAVTEQ, a leading global provider of digital map, traffic and location data for in-vehicle, portable, wireless and enterprise solutions. Mr. Mullen has served as CFO for NAVTEQ, previously Navigation Technologies, since 2002. NAVTEQ was acquired by Nokia Corporation in July 2008. Prior to joining NAVTEQ, Mr. Mullen served as CFO for Allscripts Healthcare Solutions, Inc. and Enterprise Systems, Inc., both technology-based businesses. He began his career at Arthur Young & Company, which is now Ernst & Young.

"We are pleased to welcome David to our board," said Gary Greenfield, Avid's chairman and CEO. “With an accomplished history of working with global, public companies in the technology domain, he brings experience and perspective that will be of great value to Avid."

Currently, Mr. Mullen also serves as a director of eLoyalty Corporation, a provider of integrated contact solutions and behavioral analytics services and solutions. He holds a M.B.A. from the Wharton School at the University of Pennsylvania and a bachelor’s degree from Princeton University.

About Avid

Avid creates the digital audio and video technology used to make the most listened to, most watched and most loved media in the world – from the most prestigious and award-winning feature films, music recordings, television shows, live concert tours and news broadcasts, to music and movies made at home.  Some of Avid’s most influential and pioneering solutions include Media Composer®, Pro Tools®, Avid Unity™, Interplay®, Oxygen 8, Sibelius® and Pinnacle Studio™. For more information about Avid solutions and services, visit www.avid.com, del.icio.us, Flickr, Twitter and YouTube; connect with Avid on Facebook; or subscribe to Avid Industry Buzz.

© 2009 Avid Technology, Inc. All rights reserved. Avid, the Avid Logo, Pinnacle Studio, Avid Unity, Interplay, Media Composer, Pro Tools and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of Interplay Entertainment Corp., which bears no responsibility for Avid products. All other trademarks are the property of their respective owners.